UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2013

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

3801 South Oliver, Wichita, Kansas	67210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

(d)  On November 20, 2013, the Board of Directors (the “Board”) of Spirit AeroSystems Holdings, Inc. (the “Company”) approved an increase in the size of the Board from 10 to 11 members, and elected Mr. Christopher E. Kubasik to fill the newly created vacancy, effective November 25, 2013.  Mr. Kubasik will serve on the Board until the Company’s 2014 Annual Meeting of Stockholders, or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.  Mr. Kubasik was also named to the Audit Committee and the Government Security Committee of the Board.

Mr. Kubasik, 52, has been providing strategic guidance, operational expertise, and financial insights, including the assessment of merger & acquisition opportunities, through Ackuity Advisors, LLC since January 2013.  He served in various senior leadership roles at Lockheed Martin Corporation from 1999 to 2012, including president and chief operating officer from 2010 to 2012, executive vice president, Electronic Systems from 2007 to 2009, executive vice president and chief financial officer from 2001 to 2007, and vice president and controller from 1999 to 2001. Prior to joining Lockheed Martin, Mr. Kubasik spent 17 years with Ernst & Young, LLP, in a variety of positions with increasing levels of responsibility, and was named partner in 1996.

Mr. Kubasik will receive Board and committee retainer fees paid to non-management directors in accordance with the Company’s policies, as described in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on March 26, 2013.

A copy of the press release announcing the election of Mr. Kubasik to the Board is attached as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of the Company issued November 26, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: November 26, 2013	/s/ Jon D. Lammers
Jon D. Lammers
Senior Vice President, General Counsel and
Secretary